Exhibit 10.1

July 20, 2026

James Barge
Via E-Mail Delivery

RE: Employment Agreement Extension

Dear Mr. Barge:

I write on behalf of Lionsgate Studios Corp. (the “Company”) concerning the Employment Agreement entered into by you and Lions Gate Entertainment Corp., dated as of August 1, 2023 (the “Employment Agreement”). As we have discussed, the term of the Employment Agreement (the “Term”) is currently scheduled to end on July 31, 2026. This letter is to confirm our agreement to amend the Employment Agreement to extend the Term for three months so that the Term will end on (and, for the avoidance of doubt, the scheduled commencement of the term of your Consulting Agreement, referred to in Paragraph 1(d) of the Employment Agreement, will commence on the day immediately following) October 31, 2026.

Except as expressly set forth above, this letter does not modify any other terms of the Employment Agreement (or the Consulting Agreement). This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.
Sincerely,

Lionsgate Studios Corp.

/s/ Bruce Tobey
Bruce Tobey
Executive Vice President and General Counsel

Accepted and Agreed:

By:    /s/ James Barge
    James Barge